CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the following Registration Statements of Harsco Corporation and subsidiary companies of our reports dated February 1, 1994 except as to the first and third paragraphs of Note 10, for which the dates are February 25, 1994 and March 4, 1994, respectively on our audits of the consolidated financial statements and consolidated financial statement schedules of Harsco Corporation as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993. Our reports, which include explanatory paragraphs regarding (i) uncertainties concerning the Company's involvement in various disputes regarding Federal Excise Tax and other contract matters primarily relating to the five-ton truck contract and the ultimate outcome of the Company's claims against the Government relating to certain contracts and (ii) changes in the Company's method of accounting for income taxes and postretirement benefits other than pensions, appear on page 56 of the Company's Annual Report to Shareholders and under Item 14(a) 2 on page 28 of this Annual Report on Form 10-K:

- - Post Effective Amendment No. 6 to Form S-8 Registration Statement (Registration No. 2-57876), effective May 21, 1982.

- - Post Effective Amendment No. 2 to Form S-8 Registration Statement (Registration No. 33-5300), dated March 26, 1987.

- - Form S-8 Registration Statement (Registration No. 33-14064), dated May 6, 1987.

- - Amendment No. 2 to Form S-8 Registration Statement (Registration No. 33-24854), dated October 31, 1988.



COOPERS & LYBRAND


Philadelphia, Pennsylvania
March 28, 1994